    As filed with the Securities and Exchange Commission on January 22, 2003


                                                      Registration No. 333-77985
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               RENT-A-CENTER, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                              45-0491516
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                       5700 TENNYSON PARKWAY, THIRD FLOOR
                               PLANO, TEXAS 75024
                                 (972) 801-1100
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                 ROBERT D. DAVIS
                       5700 TENNYSON PARKWAY, THIRD FLOOR
                               DALLAS, TEXAS 75024
                                 (972) 801-1100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                             THOMAS W. HUGHES, ESQ.
                         WINSTEAD SECHREST & MINICK P.C.
                             5400 RENAISSANCE TOWER
                                 1201 ELM STREET
                               DALLAS, TEXAS 75270
                                 (214) 745-5400


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions.



         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                                EXPLANATORY NOTE


                   POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3





         This Post-Effective Amendment No. 2 to Registration Statement on Form S-3 is being filed pursuant to Rule 414 under the Securities Act of 1933 (the "SECURITIES ACT"), to reflect our new holding company organizational structure, effected in accordance with Section 251(g) of the Delaware General Corporation Law (the "DGCL"). The holding company organizational structure was effected pursuant to an Agreement and Plan of Merger (the "PLAN OF MERGER") among Rent-A-Center East, Inc. (formerly, Rent-A-Center, Inc.), a Delaware corporation (the "PREDECESSOR"), Rent-A-Center, Inc. (formerly, Rent-A-Center Holdings, Inc.), a Delaware corporation (the "REGISTRANT"), and RAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant ("MERGER SUB"). The Plan of Merger provided for the merger of Merger Sub with and into the Predecessor, with the Predecessor continuing as the surviving corporation and a wholly-owned subsidiary of the Registrant (the "MERGER"). Prior to the Merger, the Registrant was a direct, wholly-owned subsidiary of the Predecessor, organized for the purpose of implementing the holding company organizational structure. In connection with the Merger, the Predecessor's name was changed to "Rent-A-Center East, Inc." and the Registrant's name was changed to "Rent-A-Center, Inc."


         By operation of the Merger, all of the Predecessor's common stock, par value $0.01 per share (the "PREDECESSOR COMMON STOCK"), issued and outstanding or held in treasury, was converted, on a share for share basis, into common stock, par value $0.01 per share, of the Registrant (the "REGISTRANT COMMON STOCK") and each outstanding option to purchase shares of the Predecessor Common Stock automatically converted into an option to purchase, upon the same terms and conditions, an identical number of shares of the Registrant Common Stock.


         In accordance with Rule 414, the Registrant, as the successor issuer to the Predecessor, hereby expressly adopts this Registration Statement No. 333-77985 as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934.


         The applicable registration fees were paid at the time of the original filing of this registration statement.

       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933




                               RENT-A-CENTER, INC.




                          17,000 SHARES OF COMMON STOCK



                                   ----------



         o This prospectus relates to shares that may be issued by us from time to time to holders of options to buy our common stock.



         o We will only receive the exercise price with respect to the exercise of the options by the optionholders.



         o Our common stock is quoted on the NASDAQ National Market under the symbol "RCII."



  INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                     PAGE 2.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



         Our principal executive offices are located at 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024, telephone (972) 801-1100.



         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER ITS DATE.






                THE DATE OF THIS PROSPECTUS IS JANUARY ___, 2003.

                                TABLE OF CONTENTS




PROSPECTUS SUMMARY................................................................................................1

RISK FACTORS......................................................................................................2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................................................................6

THE OFFERING......................................................................................................7

USE OF PROCEEDS...................................................................................................7

PLAN OF DISTRIBUTION..............................................................................................7

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.........................................................................8

LEGAL MATTERS....................................................................................................10

EXPERTS..........................................................................................................10

WHERE YOU CAN FIND MORE INFORMATION..............................................................................10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................11

                               PROSPECTUS SUMMARY



         You should read this summary together with the more detailed information regarding us and the common stock to which this prospectus relates and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we," "us" and "our" means Rent-A-Center, Inc. (formerly, Rent-A-Center Holdings, Inc.) and our wholly-owned subsidiaries on a consolidated basis. "Rent-A-Center East" means Rent-A-Center East, Inc. (formerly, Rent-A-Center, Inc.), our predecessor.



                                  RENT-A-CENTER



         We are the largest rent-to-own operator in the United States with an approximate 28% market share based on store count. At September 30, 2002, we operated 2,362 company-owned stores nationwide and in Puerto Rico. Our subsidiary, ColorTyme, is a national franchisor of rent-to-own stores. At September 30, 2002, ColorTyme had 329 franchised stores in 41 states, 317 of which operated under the ColorTyme name and 12 stores of which operated under the Rent-A-Center name.



         Our stores offer high quality, durable products such as home electronics, appliances, computers, and furniture and accessories under flexible rental purchase agreements that typically allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. These rental purchase agreements are designed to appeal to a wide variety of customers by allowing them to obtain merchandise that they might otherwise be unable to obtain due to insufficient cash resources or a lack of access to credit. These agreements also cater to customers who only have a temporary need, or who simply desire to rent rather than purchase the merchandise. We offer well known brands such as Philips, Sony, JVC, Toshiba and Mitsubishi home electronics, Whirlpool appliances, Dell, Compaq and Hewlett Packard computers and Ashley, England and Benchcraft furniture.



         We have demonstrated a strong track record of growth, expanding from 717 owned or franchised stores at December 31, 1996 to 2,691 at September 30, 2002, primarily through acquisitions. We have incurred significant amounts of debt secured by substantially all of our assets and subordinated debt in connection with our acquisition program. Immediately following the Thorn Americas and Central Rents acquisitions in 1998, our outstanding debt was $895.9 million, while our preferred stock and stockholders' equity were $259.5 million and $136.2 million, respectively. At September 30, 2002, our outstanding debt was $533.3 million, while our preferred stock and stockholders' equity were $2,000 and $809.4 million, respectively. As of September 30, 2002, we had cash on hand of $110.3 million.



RECENT DEVELOPMENTS



         Rent-Way Acquisition. On December 18, 2002, we announced we entered into a definitive agreement with Rent-Way, Inc., an operator of rent-to-own stores, and certain of Rent-Way's operating subsidiaries pursuant to which we will acquire substantially all of the assets of 295 rent-to-own stores from Rent-Way and its subsidiaries for an aggregate purchase price of $101.5 million in cash.



         Reorganization. Effective December 31, 2002, we adopted a new holding company organizational structure in accordance with Section 251(g) of the Delaware General Corporation Law, or DGCL. The holding company organizational structure was effected pursuant to an Agreement and Plan of Merger among us, Rent-A-Center East and RAC Merger Sub, Inc., a subsidiary wholly-owned by us. The Agreement and Plan of Merger provided for the merger of RAC Merger Sub with and into Rent-A-Center East, with Rent-A-Center East continuing as the surviving corporation and becoming our wholly-owned subsidiary. Prior to the merger, we were a direct, wholly-owned subsidiary of Rent-A-Center East, organized for the purpose of implementing the holding company organizational structure. In connection with the merger, Rent-A-Center East's name was changed from "Rent-A-Center, Inc." to "Rent-A-Center East, Inc." and our name was changed from "Rent-A-Center Holdings, Inc." to "Rent-A-Center, Inc."



         By operation of the merger, all of Rent-A-Center East's common stock, par value $0.01 per share, issued and outstanding or held in treasury, was converted, on a share for share basis, into our common stock, par value $0.01 per share, and each outstanding option to purchase shares of Rent-A-Center East's common stock automatically converted into an option to purchase, upon the same terms and conditions, an identical number of shares of our common stock. We are deemed the "successor issuer" to Rent-A-Center East for purposes of continuing offerings of securities pursuant to registration statements of Rent-A-Center East under the Securities Act and for registration and reporting purposes under the Securities Exchange Act of 1934.

                                  RISK FACTORS



         You should carefully consider the risks described below before making an investment decision. We believe these are all the material risks currently facing our business. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.



WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY, WHICH COULD CAUSE OUR FUTURE EARNINGS TO GROW MORE SLOWLY OR EVEN DECREASE.



         As part of our growth strategy, we intend to increase our total number of stores in both existing markets and new markets through a combination of new store openings and store acquisitions. We increased our store base by 83 stores in 2000, 123 stores in 2001, and 81 stores during the nine months ended September 30, 2002. We currently intend to increase our store base by 5% to 10% in 2003. Our growth strategy could place a significant demand on our management and our financial and operational resources. This growth strategy is subject to various risks, including uncertainties regarding our ability to open new stores and our ability to acquire additional stores on favorable terms. We may not be able to continue to identify profitable new store locations or underperforming competitors as we currently anticipate. If we are unable to implement our growth strategy, our earnings may grow more slowly or even decrease.



         Our continued growth also depends on our ability to increase sales in our existing stores. Our same store sales increased by 12.6% and 8.0% for 2000 and 2001, respectively, and 6.6% in the nine months ended September 30, 2002. As a result of new store openings in existing markets and because mature stores will represent an increasing proportion of our store base over time, our same store sale increases in future periods may be lower than historical levels.



IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH AND INTEGRATE NEW STORES, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.



         The benefits we anticipate from our growth strategy may not be realized. The addition of new stores, both through store openings and through acquisitions, requires the integration of our management philosophies and personnel, standardization of training programs, realization of operating efficiencies and effective coordination of sales and marketing and financial reporting efforts. In addition, acquisitions in general are subject to a number of special risks, including adverse short-term effects on our reported operating results, diversion of management's attention and unanticipated problems or legal liabilities. Further, a newly opened store generally does not attain positive cash flow during its first year of operations.



THERE ARE LEGAL PROCEEDINGS PENDING AGAINST US SEEKING MATERIAL DAMAGES. THE COSTS WE INCUR IN DEFENDING OURSELVES OR ASSOCIATED WITH SETTLING ANY OF THESE PROCEEDINGS, AS WELL AS A MATERIAL FINAL JUDGMENT OR DECREE AGAINST US, COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION BY REQUIRING THE PAYMENT OF THE SETTLEMENT AMOUNT, A JUDGMENT OR THE POSTING OF A BOND.



         Some lawsuits against us involve claims that our rental agreements constitute installment sales contracts, violate state usury laws or violate other state laws enacted to protect consumers. We are also defending a class action lawsuit alleging we violated the securities laws. Because of the uncertainties associated with litigation, we cannot estimate for you our ultimate liability for these matters, if any. The failure to pay any judgment would be a default under our senior credit facilities and the indenture governing Rent-A-Center East's outstanding subordinated notes.



OUR DEBT AGREEMENTS IMPOSE RESTRICTIONS ON US WHICH MAY LIMIT OR PROHIBIT US FROM ENGAGING IN CERTAIN TRANSACTIONS. IF A DEFAULT WERE TO OCCUR, OUR LENDERS COULD ACCELERATE THE AMOUNTS OF DEBT OUTSTANDING, AND HOLDERS OF OUR SECURED INDEBTEDNESS COULD FORCE US TO SELL OUR ASSETS TO SATISFY ALL OR A PART OF WHAT IS OWED.



         Covenants under our senior credit facilities and the indenture governing Rent-A-Center East's outstanding subordinated notes restrict our ability to pay dividends, engage in various operational matters as well as require us to maintain specified financial ratios and satisfy specified financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control. These restrictions could limit our ability to obtain future financing, make needed capital expenditures or other investments, repurchase our outstanding debt or equity, withstand a future downturn in our business or in the economy, dispose of operations, engage in mergers, acquire additional stores or otherwise conduct necessary corporate activities. Various transactions that we may view as important opportunities, such as specified acquisitions, are also subject to the consent of lenders under the senior credit facilities, which may be withheld or granted subject to conditions specified at the time that may affect the attractiveness or viability of the transaction.



         If a default were to occur, the lenders under our senior credit facilities could accelerate the amounts outstanding under the credit facilities and our other lenders could declare immediately due and payable all amounts borrowed under other instruments that contain certain provisions for cross-acceleration or cross-default. In addition, the lenders under these agreements could terminate their commitments to lend to us. If the lenders under these agreements accelerate the repayment of borrowings, we may not have sufficient liquid assets at that time to repay the amounts then outstanding under our indebtedness or be able to find additional alternative financing. Even if we could obtain additional alternative financing, the terms of the financing may not be favorable or acceptable to us.



         The existing indebtedness under our senior credit facilities is secured by substantially all of our assets. Should a default or acceleration of this indebtedness occur, the holders of this indebtedness could sell the assets to satisfy all or a part of what is owed. Our senior credit facilities also contain provisions prohibiting the modification of Rent-A-Center East's outstanding subordinated notes, as well as limiting the ability to refinance such notes.



A CHANGE OF CONTROL COULD ACCELERATE OUR OBLIGATION TO PAY OUR OUTSTANDING INDEBTEDNESS, AND WE MAY NOT HAVE SUFFICIENT LIQUID ASSETS TO REPAY THESE AMOUNTS.



         Under our senior credit facilities, an event of default would result if a third party became the beneficial owner of 33.33% or more of our voting stock at a time when certain permitted investors owned less than the third party or upon certain changes in the constitution of our board of directors. As of September 30, 2002, we were required to pay under our senior credit facilities $1.1 million in 2003, $13.6 million in 2004, $51.2 million in 2005 and $194.1 million thereafter. These payments reduce our operating cash flow. If the lenders under our debt instruments accelerate these obligations, we may not have sufficient liquid assets to repay amounts outstanding under these agreements.



         Under the indenture governing Rent-A-Center East's outstanding subordinated notes, in the event that a change in control occurs, Rent-A-Center East may be required to offer to purchase all of its outstanding subordinated notes at 101% of their original aggregate principal amount, plus accrued interest to the date of repurchase. A change in control also would result in an event of default under our senior credit facilities, which could then be accelerated by our lenders, and would require us to offer to redeem our Series A preferred stock.



RENT-TO-OWN TRANSACTIONS ARE REGULATED BY LAW IN MOST STATES. ANY ADVERSE CHANGE IN THESE LAWS OR THE PASSAGE OF ADVERSE NEW LAWS COULD EXPOSE US TO LITIGATION OR REQUIRE US TO ALTER OUR BUSINESS PRACTICES.



         As is the case with most businesses, we are subject to various governmental regulations, including specifically in our case regulations regarding rent-to-own transactions. There are currently 47 states that have passed laws regulating rental purchase transactions and another state that has a retail installment sales statute that excludes rent-to-own transactions from its coverage if certain criteria are met. These laws generally require certain contractual and advertising disclosures. They also provide varying levels of substantive consumer protection, such as requiring a grace period for late fees and contract reinstatement rights in the event the rental purchase agreement is terminated. The rental purchase laws of nine states limit the total amount of rentals that may be charged over the life of a rental purchase agreement. Several states also effectively regulate rental purchase transactions under other consumer protection statutes. We are currently subject to outstanding judgments and other litigation alleging that we have violated some of these statutory provisions.



         Although there is no comprehensive federal legislation regulating rental-purchase transactions, adverse federal legislation may be enacted in the future. From time to time, legislation has been introduced in Congress seeking to regulate our business. In addition, various legislatures in the states where we currently do business may adopt new legislation or amend existing legislation that could require us to alter our business practices.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, WITH WHOM WE DO NOT HAVE EMPLOYMENT AGREEMENTS. THE LOSS OF ANY ONE OF THESE INDIVIDUALS COULD DISRUPT OUR BUSINESS.



         Our continued success is highly dependent upon the personal efforts and abilities of our senior management, including Mark E. Speese, our Chairman of the Board and Chief Executive Officer, Mitchell E. Fadel, our President and Chief Operating Officer, and Dana F. Goble, our Executive Vice President of Operations. We do not have employment contracts with or maintain key-person insurance on the lives of any of these officers and the loss of any one of them could disrupt our business.



A SMALL GROUP OF OUR DIRECTORS AND THEIR AFFILIATES HAVE SIGNIFICANT INFLUENCE OVER THE OUTCOME OF CERTAIN CORPORATE TRANSACTIONS AFFECTING US, INCLUDING POTENTIAL MERGERS OR ACQUISITIONS, THE CONSTITUTION OF OUR BOARD OF DIRECTORS, AND SALES OR CHANGES IN CONTROL.



         Affiliates of Apollo Management IV, L.P. hold all of our outstanding Series A preferred stock. Under the terms of our Series A preferred stock, the holders of Series A preferred stock generally have the right to elect two members to our board of directors. In addition, pursuant to the terms of a stockholders agreement entered into among us, Apollo, Mark E. Speese and certain other parties, Apollo has the right to nominate a third person to our board of directors. The terms of our Series A preferred stock as well as the stockholders agreement also contain provisions requiring Apollo's approval to effect certain transactions involving us, including repurchasing shares of our common stock, declaring or paying any dividend on our common stock, increasing the size of our board of directors, selling all or substantially all of our assets and entering into any merger or consolidation or other business combination.



         These documents also provide that one member of our audit committee, compensation committee and finance committee must be a director who was elected by Apollo. In addition, the terms of our Series A preferred stock and the stockholders agreement restrict our ability to issue debt or equity securities with a value in excess of $10 million without the majority affirmative vote of our finance committee, and in most cases, require the unanimous vote of our finance committee for the issuance of our equity securities with a value in excess of $10 million.



OUR ORGANIZATIONAL DOCUMENTS, SERIES A PREFERRED STOCK AND DEBT INSTRUMENTS CONTAIN PROVISIONS THAT MAY PREVENT OR DETER ANOTHER GROUP FROM PAYING A PREMIUM OVER THE MARKET PRICE TO OUR STOCKHOLDERS TO ACQUIRE OUR STOCK.



         Our organizational documents contain provisions that classify our board of directors, authorize our board of directors to issue blank check preferred stock and establish advance notice requirements on our stockholders for director nominations and actions to be taken at annual meetings of the stockholders. In addition, as a Delaware corporation, we are subject to Section 203 of the DGCL relating to business combinations. Our senior credit facilities, the indenture governing Rent-A-Center East's subordinated notes and our Series A preferred stock certificate of designations each contain various change of control provisions which, in the event of a change of control, would cause a default under those provisions. These provisions and arrangements could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving us that could include a premium over the market price of our common stock that some or a majority of our stockholders might consider to be in their best interests.



OUR STOCK PRICE IS VOLATILE, AND YOU MAY NOT BE ABLE TO RECOVER YOUR INVESTMENT IF OUR STOCK PRICE DECLINES.



         The stock price of our common stock has been volatile and can be expected to be significantly affected by factors such as:



         o quarterly variations in our results of operations, which may be impacted by, among other things, changes in same store sales and when and how many stores we acquire or open;



         o quarterly variations in our competitors' results of operations;



         o changes in earnings estimates or buy/sell recommendations by financial analysts;



         o        the stock price performance of comparable companies; and



         o general market conditions or market conditions specific to particular industries.

OUR STOCK PRICE MAY DECLINE IF EXISTING STOCKHOLDERS SELL ADDITIONAL SHARES.



         As of September 30, 2002 and assuming the exercise of all outstanding options, approximately 77.3% of our common stock on a fully diluted basis is held by the public, approximately .8% is held by members of our management, other than Mr. Speese, approximately 3.6% is held by Mr. Speese and approximately 18.3% is held by Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and their affiliates. If these stockholders sell shares of our common stock in the public market, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and place that we deem appropriate.



         Under the registration rights agreements we have entered into, Apollo and its affiliates have the right to request that their shares be registered, subject to a reduction in the number of shares upon the advice of a managing underwriter in the related offering.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



         The statements, other than statements of historical facts, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "would," "expect," "intend," "could," "estimate," "should," "anticipate" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:



         o        uncertainties regarding our ability to open new stores;



         o our ability to acquire additional rent-to-own stores on favorable terms;



         o our ability to enhance the performance of these acquired stores;



         o        our ability to control store level costs;



         o our ability to realize benefits from our margin enhancement initiatives;



         o        the results of our litigation;



         o the passage of legislation adversely affecting the rent-to-own industry;



         o        interest rates;



         o        our ability to collect on our rental purchase agreements;



         o our ability to effectively hedge interest rates on our outstanding debt;



         o        changes in our effective tax rate; and



         o the other risks detailed from time to time in our Securities and Exchange Commission, or SEC, reports.



         Additional factors that could cause our actual results to differ materially from our expectations are discussed under the section entitled "Risk Factors" and elsewhere in this prospectus. You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  THE OFFERING



         The shares registered pursuant to this registration statement, of which this prospectus is a part, may be issued by us from time to time to certain optionholders pursuant to the exercise of the options which we granted to them. Of the 260,000 shares we originally registered, 17,000 remain issuable pursuant to the exercise of options granted to certain franchisees of our subsidiary ColorTyme, Inc. We registered these shares to provide the optionholders with freely tradeable securities, but the registration of these shares does not necessarily mean that the shares will be issued by us.



         We will receive cash or other shares of our common stock equal to the exercise price of the options upon the issuance of the registered shares.



                                 USE OF PROCEEDS



         The shares registered under this registration statement, of which this prospectus is a part, are issuable pursuant to options granted to the optionholders. We will receive cash or other shares of our common stock equal to the exercise price for the options from the optionholders, which, with respect to the cash, will be used for general working capital. We will not receive any other proceeds.



                              PLAN OF DISTRIBUTION



         This prospectus relates to the issuance by us of up to 17,000 shares of our common stock if, and to the extent that, outstanding options to purchase the shares are exercised by the optionholders. The options were granted to certain franchisees of ColorTyme. We have registered the shares to provide the holders with freely tradeable securities, but the registration of the shares does not necessarily mean that any of the shares will be issued by us. We have agreed to pay for all of the expenses related to the registering of these shares.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



         The following disclosure sets forth certain federal income tax consequences relating to the acquisition, ownership and disposition of our common stock. The disclosure is for general information only and does not purport to be a complete analysis or identification of all potential tax consequences. The disclosure applies only to persons who hold certain options to acquire our common stock and who will, upon exercise of such options, hold our common stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This summary is based on that code and the laws, regulations, rulings and decisions in effect as of the date hereof, any of which are subject to change, possibly with retroactive effect. The disclosure is not intended as tax advice to any person. In particular, and without limiting the generality of the foregoing, this disclosure does not address the federal income tax consequences to persons in light of their particular circumstances or status including:



         o        non-resident alien individuals and other foreign stockholders,



         o        tax-exempt entities,



         o        dealers in securities,



         o        financial institutions,



         o        insurance companies, and



         o persons who own an option or, upon exercise of such option, will own our common stock as part of a hedge, straddle, or conversion transaction.



         This disclosure does not address any consequences under any state, local, or foreign tax laws. We urge you to consult your tax advisor as to the specific tax consequences relating to your acquisition, ownership and disposition of our common stock, including tax return reporting requirements, the application and effect of federal, state, local, foreign and other tax laws, and the implications of any proposed changes in the tax laws.



EXERCISE OF OPTIONS



         If an optionholder exercises an option and pays the exercise price in cash, that optionholder will recognize ordinary income in connection with exercising the option equal to the excess of the fair market value of the common stock received on the date of exercise over the cash exercise price.



         If an optionholder exercises an option and pays the exercise price with our common stock, that optionholder will recognize ordinary income in connection with exercising that option equal to the fair market value of the additional shares received. That optionholder will not recognize income or gain with respect to shares of our common stock surrendered as payment of the exercise price.



BASIS



         If an optionholder pays the exercise price in cash, the optionholder's basis in our common stock received by the optionholder will be equal to the exercise price plus the amount of ordinary income, if any, recognized by the optionholder in connection with the exercise of the option.



         If an optionholder pays the exercise price with our common stock, the optionholder's basis in our common stock received by the optionholder will be determined as follows:



         o the number of shares received which is equal to the number of shares surrendered will have a basis equal to the shares surrendered, and



         o the number of shares received which is in excess of the number of shares surrendered will have a basis equal to the amount of ordinary income, if any, recognized by the optionholder in connection with exercising the option.



HOLDING PERIOD



         If an optionholder pays the exercise price in cash, the optionholder's holding period in our common stock received by the optionholder will commence on the date the option is exercised.

         If an optionholder pays the exercise price with our common stock, the optionholder's holding period in our common stock received by the optionholder will be determined as follows:



         o the number of shares received which is equal to the number of shares surrendered will have a holding period which includes the holding period of the shares surrendered, and



         o the number of shares received which is in excess of the number of shares surrendered will have a holding period which commences on the date the option is exercised.



DISTRIBUTIONS



         If we make a distribution with respect to our stock which is treated as a distribution of property to stockholders under Section 301 of the Internal Revenue Code of 1986, we will treat that distribution as a dividend to stockholders to the extent of our current and accumulated earnings and profits. A distribution that is treated as a dividend to a stockholder is included in the stockholder's gross income. The amount of a distribution in excess of our current and accumulated earnings and profits will be treated, first, as a tax-free return of capital which will reduce the stockholder's adjusted tax basis in our common stock, and any amount in excess of such adjusted tax basis will be taxable as capital gain.



         In the case of a stockholder which is a corporate taxpayer, the amount of a distribution that is treated as a dividend is generally eligible for the dividends-received deduction under Section 243 of the Internal Revenue Code of 1986.



         We are required currently to withhold 30% of the amount of any dividend distributed to a stockholder who does not provide its taxpayer identification number to us on IRS Form W-8 or IRS Form W-9, as appropriate, or a substitute Form W-8 or Form W-9.



CAPITAL GAIN OR LOSS



         A stockholder will recognize capital gain or loss in connection with the sale or other disposition of our common stock equal to the amount realized from such sale or other disposition less the stockholder's basis in such stock. That gain or loss will be treated as long-term capital gain or loss if the stockholder held such stock for more than one year. The gain or loss will be treated as short-term capital gain or loss if the stockholder held such stock for one year or less.



         Capital losses are deductible for tax purposes subject to certain limitations. A stockholder other than a corporate taxpayer may deduct capital losses only to the extent of capital gains realized in the same tax year plus the lower of $3,000 or the excess of such stockholder's capital losses over capital gains. To the extent a stockholder which is not a corporate taxpayer has additional capital losses in excess of capital gains, the stockholder may carry over such excess capital losses to each succeeding tax year until utilized. A stockholder which is a corporate taxpayer may deduct capital losses only to the extent of capital gains realized in the same tax year. To the extent a stockholder which is a corporate taxpayer has capital losses in excess of capital gains, the stockholder may carry back such excess three tax years and then may carry forward any unutilized capital losses five tax years.

                                  LEGAL MATTERS



         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Winstead Sechrest & Minick P.C., Dallas, Texas.



                                     EXPERTS



         The financial statements and related schedules of Rent-A-Center East, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Rent-A-Center East for the year ended December 31, 2001, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports included by reference in this prospectus. Such financial statements and related schedules are incorporated in reliance on such reports given upon the authority of the firm as experts in auditing and accounting.



                       WHERE YOU CAN FIND MORE INFORMATION



         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.



         Please call the SEC at 1-800-SEC-0330 for further information on its regional public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and later information filed with the SEC or contained in this prospectus updates and supersedes this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.



         o Rent-A-Center East's Annual Report on Form 10-K for the year ended December 31, 2001;



         o Rent-A-Center East's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;



         o Rent-A-Center East's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;



         o Rent-A-Center East's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;



         o those portions in Item 7 of, and the exhibits to, Rent-A-Center East's Current Reports on Form 8-K filed August 12, 2002 (but specifically excluding those portions merely furnished to the SEC under Item 9);



         o those portions in Item 7 of, and the exhibits to, Rent-A-Center East's Current Report on Form 8-K filed November 12, 2002 (but specifically excluding those portions merely furnished to the SEC under Item 9);



         o Rent-A-Center East's Current Report on Form 8-K filed December 31, 2002;



         o        our Current Report on Form 8-K filed December 31, 2002; and



         o the description of the common stock contained in Rent-A-Center East's Form 8-A (file no. 0-25370) filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as updated in any amendment or report filed for such purpose.



         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:



                               Rent-A-Center, Inc.
                         Attention: Corporate Secretary
                              5700 Tennyson Parkway
                                   Third Floor
                               Plano, Texas 75024
                            Telephone: (972) 801-1100

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



         The following is a statement of estimated expenses incurred by us and Rent-A-Center East in connection with the issuance and distribution of the securities being registered pursuant to this registration statement, other than underwriting discounts and commissions.



                                                                              AMOUNT
                                                                              -------
SEC registration fee ......................................................   $ 2,400
National Association of Securities Dealers, Inc. filing fee ...............       -0-
Printing and engraving fees and expenses ..................................    25,000
Legal fees and expenses ...................................................    25,000
Accounting fees and expenses ..............................................     3,000
Blue Sky fees and expenses ................................................       -0-
Nasdaq National Market listing fee ........................................       -0-
Miscellaneous .............................................................       600
                                                                              -------
       Total ..............................................................   $56,000



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



         Delaware General Corporation Law



         Subsection (a) of Section 145 of the Delaware General Corporate Law, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.



         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.



         Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         Certificate of Incorporation



         Our certificate of incorporation, as amended, provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:



         o for any breach of the director's duty of loyalty to us or our stockholders,



         o for acts or occasions not in good faith or which involve intentional misconduct or a knowing violation of law,



         o in respect of certain unlawful dividend payments or stock purchases or redemptions, or



         o for any transaction from which the director derived an improper personal benefit.



         If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors, in addition to the limitation on personal liability provided in the certificate of incorporation, as amended, will be limited to the fullest extent permitted by the DGCL. Further, if such provision of the certificate of incorporation is repealed or modified by our stockholders, such repeal or modification will be prospective only, and will not adversely affect any limitation on the personal liability of directors arising from an act or omission occurring prior to the time of such repeal or modification.



         Bylaws



         Our bylaws provide that we shall indemnify and hold harmless our directors threatened to be or made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director of Rent-A-Center, whether the basis of such a proceeding is alleged action in such person's official capacity or in another capacity while holding such office, to the fullest extent authorized by the DGCL or any other applicable law, against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion determines that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and in the case of a criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators. Our bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefit.



         Insurance



         We have obtained a directors' and officers' liability insurance policy insuring our directors and officers against certain losses resulting from wrongful acts committed by them as directors and officers of Rent-A-Center, including liabilities arising under the Securities Act.

ITEM 16. EXHIBITS.

      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT


        2.1(1) Agreement and Plan of Merger, dated December 30, 2002, by and among Rent-A-Center Inc. (formerly, Rent-A-Center Holdings, Inc.), Rent-A-Center East, Inc. (formerly, Rent-A-Center, Inc.) and RAC Merger Sub, Inc.


        4.1(2)                Form of Certificate evidencing Common Stock.

        5.1*                  Opinion of Winstead Sechrest & Minick P.C.
                              regarding the validity of the securities being registered.

       23.1*                  Consent of Grant Thornton LLP.

       23.2*                  Consent of Winstead Sechrest & Minick P.C.
                              (included as part of Exhibit 5.1).


       24.1(3)                Power of Attorney of Mark E. Speese.



       24.2(4)                Power of Attorney of Laurence M. Berg.



       24.3(5)                Power of Attorney of Mary Elizabeth Burton.



       24.4(6)                Power of Attorney of Peter P. Copses.



       24.5(7)                Power of Attorney of Mitchell E. Fadel.



       24.6(8)                Power of Attorney of Andrew S. Jhawar.



       24.7(9)                Power of Attorney of J.V. Lentell.


----------

*        Filed Herewith.

(1) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on December 31, 2002.


(2) Incorporated herein by reference to Exhibit 4.1 to Rent-A-Center East, Inc.'s Registration Statement on Form S-4 filed on January 19, 1999.



(3) Incorporated herein by reference to Exhibit 24.1 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(4) Incorporated herein by reference to Exhibit 24.2 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(5) Incorporated herein by reference to Exhibit 24.3 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(6) Incorporated herein by reference to Exhibit 24.4 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(7) Incorporated herein by reference to Exhibit 24.5 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(8) Incorporated herein by reference to Exhibit 24.6 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(9) Incorporated herein by reference to Exhibit 24.7 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



ITEM 17. UNDERTAKINGS.



         (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



         (b) The undersigned registrant hereby undertakes:



                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;



                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;



                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
                                    Section 13 or 15(d) of the Securities
                                    Exchange Act of 1934 that are incorporated by reference in the registration statement.



                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
                           Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference on the Form F-3.



         (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act

(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on January 22, 2003.


                                       RENT-A-CENTER, INC.


                                       By:  /s/ Mark E. Speese
                                            ------------------------------------
                                            Mark E. Speese
                                            Chairman of the Board and
                                            Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



              Signature                                       Title                                   Date
              ---------                                       -----                                   ----
/s/ Mark E. Speese                      Chairman of the Board and Chief Executive Officer       January 22, 2003
----------------------------------                (Principal Executive Officer)
Mark E. Speese

/s/ Robert D. Davis                     Senior Vice President of Finance, Chief Financial       January 22, 2003
----------------------------------        Officer and Treasurer (Principal Financial and
Robert D. Davis                                        Accounting Officer)

*                                                            Director                           January 22, 2003
----------------------------------
Laurence M. Berg

*                                                            Director                           January 22, 2003
----------------------------------
Mary Elizabeth Burton

*                                                            Director                           January 22, 2003
----------------------------------
Peter P. Copses

*                                                            Director                           January 22, 2003
----------------------------------
Mitchell E. Fadel

*                                                            Director                           January 22, 2003
----------------------------------
Andrew S. Jhawar

*                                                            Director                           January 22, 2003
----------------------------------
J.V. Lentell

* /s/ Mark E. Speese
----------------------------------
Mark E. Speese, Attorney-in-Fact

                                  EXHIBIT INDEX


    EXHIBIT NO.                             DESCRIPTION OF EXHIBIT
    -----------                             ----------------------
        2.1(1)                Agreement and Plan of Merger, dated December 30,
                              2002, by and among Rent-A-Center Inc. (formerly,
                              Rent-A-Center Holdings, Inc.), Rent-A-Center East,
                              Inc. (formerly, Rent-A-Center, Inc.) and RAC
                              Merger Sub, Inc.

        4.1(2)                Form of Certificate evidencing Common Stock.

        5.1*                  Opinion of Winstead Sechrest & Minick P.C.
                              regarding the validity of the securities being registered.

       23.1*                  Consent of Grant Thornton LLP.

       23.2*                  Consent of Winstead Sechrest & Minick P.C.
                              (included as part of Exhibit 5.1).

       24.1(3)                Power of Attorney of Mark E. Speese.

       24.2(4)                Power of Attorney of Laurence M. Berg.

       24.3(5)                Power of Attorney of Mary Elizabeth Burton.

       24.4(6)                Power of Attorney of Peter P. Copses.

       24.5(7)                Power of Attorney of Mitchell E. Fadel.

       24.6(8)                Power of Attorney of Andrew S. Jhawar.

       24.7(9)                Power of Attorney of J.V. Lentell.


----------

*        Filed Herewith.

(1) Incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on December 31, 2002.


(2) Incorporated herein by reference to Exhibit 4.1 to Rent-A-Center East, Inc.'s Registration Statement on Form S-4 filed on January 19, 1999.



(3) Incorporated herein by reference to Exhibit 24.1 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(4) Incorporated herein by reference to Exhibit 24.2 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(5) Incorporated herein by reference to Exhibit 24.3 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(6) Incorporated herein by reference to Exhibit 24.4 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(7) Incorporated herein by reference to Exhibit 24.5 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(8) Incorporated herein by reference to Exhibit 24.6 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.



(9) Incorporated herein by reference to Exhibit 24.7 to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on December 31, 2002.